Exhibit 99.1

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the STAAR Surgical Second Quarter 2017 Financial Results Conference Call. (Operator Instructions). This call is being recorded today, Wednesday, August 2, 2017. At this time, I would like to turn the conference over to Mr. Brian Moore with EVC Group.

Brian Moore

Thank you, Ayailah, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to review the company’s financial results for the second quarter, which ended on June 30, 2017. On the call today are Caren Mason, President and CEO of STAAR Surgical, and Deborah Andrews, Interim Chief Financial Officer. The news release detailing the second quarter results was issued just after 4 p.m. Eastern Time and is now available on STAAR’s website at www.staar.com.

Before we begin, let me quickly remind you that during the course of this conference call, the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company’s projections, expectations, plans, beliefs and prospects. These statements are based on judgment and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the Safe Harbor statement in today’s press release as well as STAAR’s public periodic filings with the SEC. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and net income per share information. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in today’s financial release. Following our prepared remarks, we will open the line to questions from publishing analysts. We ask analysts to limit themselves to two initial questions during the Q&A session, then re-queue with any follow-ups. We thank everyone in advance for their cooperation with this process. And with that, I’d like to turn the call over to Caren Mason, President and CEO of STAAR Surgical.

Caren Mason - STAAR Surgical Company - CEO, President and Director

Thank you, Brian, and good afternoon, everyone. I will begin our discussion with an overview of Q2 performance highlights and then we’ll spend a few minutes addressing ICL growth and market positioning, product pipeline, gross margin improvement and cash generation. Deborah will then review key second quarter financial results before we open the call for your questions.

Our work to advance the ICL to its rightful position as a premium and primary refractive vision correction solution continues to spur strong growth in many countries globally. Unit growth in Q1 of 20% followed by unit growth of 11% in Q2 in spite of anticipated challenges in the India and Korea markets for the quarter are an indicator of continued strong progress. During Q2, the Toric ICL achieved another new quarterly record for shipments. ICL unit highlights for Q2 include growth in Canada of 119%, China of 57%, and Japan of 24%. Region growth was strong in ICL units as well with North American and Asia Pacific Regions reporting 15% unit growth respectively.

With the positioning of the ICL for the more competitive mid diopter range lenses and the addition of strategic accounts with incentivized volume commitments, our average selling prices have been appropriately adjusted to gain share in targeted markets. Our position as market leader and superior refractive surgical solution for high Myopes, however, continues to earn premium pricing. Our first-in-man clinical trial for the next generation ICL with EDOF continued during the quarter and the results continue to be positive. In July, DEKRA, our European Union notified regulatory body, re-certified our facilities as compliant with ISO 13485 and re-certified the CE Marking for all of our currently certified and commercially available medical devices. With regard to FDA remediation, we completed our internal work in the first quarter of 2017 and have notified the FDA that we are ready for inspection.

I’d like to spend a few moments talking about the ICL, its current positioning and market growth potential. The ICL is the market leader and the superior refractive surgical solution and positive patient experience for high Myopes. In competing with other phakic IOL lenses, we believe we command approximately 80% market share and have implanted over 700,000 ICLs. We define the average correction for the high Myopic market as above minus 10 diopters and we estimate the number of refractive highly myopic eyes corrected annually as in the low 6-figure range.

When there are tens of millions of high Myopes globally and the number is expected to rise to almost 1 billion by 2050 according to published studies, we know we have to do a better job of building awareness of our technology and seeding the surgical landscape with superbly qualified surgeons. In the coming planning cycle, we are taking a hard look at how we accomplish this next major goal in our market development for the ICL. In addition, we know we are a competitive provider of refractive surgical solutions and positive patient experience for mid Myopes whose correction we categorize as minus 6 to minus 10. Where we have focused our efforts with selective strategic partners and large practices, we have moved our average use in an account for example from the high Myope range to the mid Myope range. We have proved through practice development metrics that we are competitive with the other refractive correction procedures and can be more profitable for the surgeon and more affordable long term for the patient.

It is also our goal to become the market leader in refractive surgical solutions and positive patient experience for early presbyopes aged 45 to 55 years old. The presbyopic market opportunity is reported as over 1.7 billion people globally. Our preliminary clinical trial results remain promising. Adding the EDOF optic to our EVO+ lenses can result in our ability to serve early presbyopes who can skip the readers and enjoy a prolonged visual freedom from glasses.

If you add the number of eyes on an annual basis which would benefit from our ICL in correcting or improving high Myopes, mid Myopes or early presbyopes, taking into account surgeon capacity, we are estimating upwards of approximately 2 million eyes per year. This is a huge market. We have spent the last two years building, upgrading and in some disciplines completely overhauling our functional competency and infrastructure. The areas of significant investment and projected successful return include quality and regulatory, clinical and medical affairs, research and development, manufacturing and operations, branding and digital marketing. Our work now turns to commercialization revitalization and a new go to market strategy for our global markets. We are excited to be planning for a definitive movement into energizing and enabling the visual experience and visual freedom for a much larger population with a definitive and overwhelming need for better vision and potential spectacle independence.

Our global product development pipeline to address this very large market opportunity consists today of preloaded ICL delivery system for all ICL models, EVO+ EDOF presbyopic lenses Spheric, EVO+ EDOF presbyopic lenses Toric. We expect that CE Mark countries will be the first to receive these new lenses and delivery systems. Our product pipeline at this time for the US is Toric ICL, preloaded ICL delivery system, and the entire family of EVO+ lenses including presbyopic.

As we are planning for potentially strong growth in the coming years, I would like to call your attention for a moment to our gross margin expansion. Since 2014, gross margin has improved 600 basis points from 65.1% in 2014 to 71.1% in the first 6 months of 2017. This improvement is largely due to year-over-year growth and ICL sales increasing from 58.7% of total sales in 2014 to 74.7% of total sales in the first 6 months of 2017. We expect this trend to continue with anticipated year-over-year ICL growth.

Regarding cash generation, with continued expanding ICL sales and gross margins, the company has been able to invest in its operations while maintaining its cash balances. Since 2014, we have maintained an average cash balance of approximately $13.5 million and went from using approximately $8 million in cash for operating activities in 2014 to generating $1 million from operating activities in 2016. And we expect similar improved results in 2017.

As we shift from remediation expenditure to commercialization expenditure, we expect to invest more in sales and marketing while maintaining quality. We believe these investments will accelerate high margin sales which should result in a significantly improved cash position and profitability.

So to reaffirm our view of the business for 2017, we continue to expect double-digit ICL unit growth for the year, driven primarily by increasing market acceptance of the EVO Visian ICL in established markets with the exception of the U.S. and Korea. We continue to anticipate gross profit as a percentage of sales for full year 2017 to be higher than 2016. In addition, we expect continued investment in our operations including clinical affairs, corporate infrastructure, digital marketing and research and development. As we complete our 3-year strategic transformation priorities and investments in 2017, our goal is to provide a preview of 2018 to 2020 strategic priorities and financial results direction during the fourth quarter of this year. That concludes my prepared remarks for this afternoon. Deborah?

Deborah Andrews - STAAR Surgical Company - Interim CFO

Thank you, Caren. Good afternoon, everyone. I’ll start the financial overview with a summary of top line results and then provide more details by product and market. STAAR reported net sales of $21.9 million in the second quarter of 2017, an increase of 5% over the $21 million reported in the second quarter of 2016. The sales increase was driven by ICL sales growth of 6% with unit growth of 11% and increased injector parts sales partially offset by decreased IOL sales.

For the second quarter of 2017, total sales of our ICL product line were $16.3 million compared to $15.4 million in the prior year quarter. Asia Pacific ICL sales were $9 million during the second quarter, an increase of 7% in revenue and 15% in units compared to the prior year period. China and Japan experienced strong double-digit growth that was partially offset by decreased sales in Korea and India as expected. EMEA and LA ICL sales were $5.6 million during the second quarter, an increase of 2% in revenue and 4% in units compared to the prior year period. Double digit unit growth in Europe sales was partially offset by decreased sales in the Middle East and Latin America.

North America ICL sales were $1.8 million during the second quarter, up 15% in sales and units from the prior year period. The increase in sales was driven by the continued successful commercialization of the EVO Toric lens in Canada.

For our IOL product line, total IOL sales were $4.4 million for the second quarter of 2017, which was down 14% in revenue and 7% in units from the prior year period. Decreased sales of silicone and Collamer IOLs were partially offset by increased sales of acrylic preloaded IOLs. Due to the discontinuance of silicone IOL sales in the US in 2016, and material issues impacting preloaded silicone supply, we expect that IOL sales will decrease in 2017 compared to 2016.

Turning now the discussion to margins and spending, our gross profit margin was 70.5% compared to the prior year gross profit margin of 69.7% or an increase of 80 basis points. The increase in gross margin in the quarter is due to a 12% increase in Toric ICL sales, our highest margin product, a reduction in inventory reserves, and improved unit costs, partially offset by lower average selling prices and unfavorable product mix due to the increase of lower margin injector parts sales. Inventory provisions were unfavorably impacted in 2016 by the write-off of inventory associated with discontinued products.

Our operating expenses for the second quarter were flat to the prior year quarter’s $16.8 million. Marginal increases in marketing and selling and research and development were offset by general administrative, by decreased general and administrative expenses. The company expects operating expenses for fiscal 2017 will be below that of fiscal 2016. With regard to the bottom line, the net loss for the second quarter of 2017 improved significantly to $1 million or approximately $0.02 per share compared with a net loss of $2.1 million or $0.05 per share in the prior year period.

On a non-GAAP basis, the adjusted net loss for the second quarter of 2017 improved to $0.4 million or $0.01 per share compared with an adjusted net loss of $0.9 million or $0.02 per share for the prior year period.

Turning onto our balance sheet, our cash, cash equivalents and restricted cash at June 30, 2017, totaled $13.6 million compared to $14.1 million at the end of the fourth quarter of 2016 and $12.8 million at the end of the second quarter of 2016. Continued focus on optimizing the company’s cash position through revenue growth, expense management and working capital management enabled the company to maintain a cash balance consistent with the $13.6 million reported at the end of the first quarter of 2017. This concludes my comments. And with that, we are ready to take your questions. Operator, please open the line for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Jason Mills, Canaccord Genuity.

Jason Richard Mills - Canaccord Genuity Limited, Research Division - Analyst

Just a couple of questions. First, and I’m bouncing among several calls, so I apologize if you went over this. Could you give us a bit more color on your remediation work? And I guess the broader question is, progress that you expect to make over the next 12 months with respect to FDA submissions and commencement of important clinical trials going forward.

Caren Mason - STAAR Surgical Company - CEO, President and Director

Okay. So first of all, we are awaiting inspection after having notified the FDA in Q1 of our readiness. In terms of what we expect to do in the coming year, we are looking at creating a presbyopic lens trial for CE Mark countries. So we are putting together right now the protocol for that and we expect to launch that clinical study over the next 12 months. At the same time, as we talked about before, we plan to schedule meetings with the FDA post the warning letter being lifted to talk about the pre-IDE studies to get our EVO family of lenses under consideration in the US market. We also will be providing clinical study data and also a request for approval on our preloaded delivery systems globally. And we also will be working on the Toric version of the presbyopic lens as well in the coming 12 months. So that’s really going to be our focus in terms of new products as well as clinical study protocol development and actual submissions.

Jason Richard Mills - Canaccord Genuity Limited, Research Division - Analyst

On that latter one, Caren, the Toric presbyopic over the next 12 months, is that specific to the US market or will it include the US market?

Caren Mason - STAAR Surgical Company - CEO, President and Director

Fundamentally when we present to the FDA, our initial work in terms of the lenses that we have already on the market outside the US as well as lenses that are in development for approval outside the US, we will talk about what kind of data, what number of subjects and what conclusions need to be drawn and questions answered with the FDA to be able to get a really excellent clinical study done as quickly and inexpensively as possible. So that’s why over the last year you’ve seen a number of published studies including the meta-analysis that proves a lot of the safety and effectiveness of our products so that now we’ll be talking about actual visual acuity for the most part, patient acceptance, and then any unanswered safety effectiveness questions the FDA may have.

Jason Richard Mills - Canaccord Genuity Limited, Research Division - Analyst

Obviously as you’re growing your ICL business and preparing for over the next several years perhaps accelerating growth vis-a-vis the US market, the ability to manufacture and scale is quite important. So maybe you can comment, and apologize again if you’ve gone over this, just the recent FDA clearance of the manufacturing in the Monrovia facility in southern California. I think you had an addition there and perhaps talk more broadly about the importance of that.

Caren Mason - STAAR Surgical Company - CEO, President and Director

Well I think fundamentally we have been submitting to the FDA a number of supplements, so companies who have approved PMAs for their medical devices may make changes to the products or processes. So we’ve submitted and received 7 approvals from the FDFA for process changes and labeling changes since May 21, 2014. Our latest one is an alternate manufacturing process at the Monrovia facility. In terms of our ability to scale up, this was not related to quantity, this was related to a method process. But I think fundamentally what it shows is that we are doing what we need to do to appropriately update the FDA and get those approvals for the supplements. At the same time though, you do key on an important point and we have undertaken a new special strategic growth objective where we will begin to add automation to our manufacturing to be sure that we can meet the demand that I talked about in the script.

Operator

Raymond Myers, Benchmark.

Raymond Alexander Myers - The Benchmark Company, LLC, Research Division - Research Analyst

I was going to ask you about your recent PMA supplement clearances, but Jason I think touched on that. One thing I wanted to bring up is, it is a stark difference that it does not appear that STAAR was awarded any PMA supplements in 2016 and already in 2017 you’ve received 4, and 2 in the last 2 months. So it feels like something has changed for the better. Can you describe what the change may be and what implication does that have for the overall relationship with the FDA and possibly the remediation effort?

Caren Mason - STAAR Surgical Company - CEO, President and Director

Frist of all I’d like to comment, I would like to complement our clinical and medical affairs teams, our quality and regulatory teams, and our R&D teams. Fundamentally what we have done over these past few years as you’ve all waited patiently, is we have really researched every SOP, every validation in every aspect of the 7 quality parameters for the company. And as we’ve gone through it, we’ve looked for opportunities to improve. And while we look for opportunities to improve, we’ve also gone through old requests from the FDA over time where there were unanswered questions that we wanted to make sure we clearly cleared up. And so through those teams, we have gone through a lot of rigor and I believe now we are appropriately addressing FDA concerns and appropriately putting together the right information with the right detail to get our supplements through. We do get a lot of follow-up questions from the FDA and we make sure that we try to answer those questions within a 24-hour timeframe. So I appreciate your picking up on this. I think this does bode well we hope for future positive cooperation with the FDA.

Operator

James Sidoti, Sidoti & Company.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

To start out, can you tell me, did you sign any new strategic cooperation agreements in the quarter?

Caren Mason - STAAR Surgical Company - CEO, President and Director

Yes we have. We signed 4 additional agreements and we will be announcing some new information in the coming weeks.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

Can you tell me were those in Asia or in Europe or a mix?

Caren Mason - STAAR Surgical Company - CEO, President and Director

It was a mix.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

One of the comments from Deborah in the script was that operating expenses are going to be below 2016 levels. Is that a change from what you thought last quarter?

Deborah Andrews - STAAR Surgical Company - Interim CFO

It is, yes. I think originally we were expecting at or slightly above 2016 levels, but based on the trends in the first two quarters and our forecast for the second half, we believe that will be below.

Caren Mason - STAAR Surgical Company - CEO, President and Director

We’ve been instituting some efficiencies also in our operations and manufacturing associated with some of the work that we’ve done. So I think we’re benefitting there as well. So I think we’re in a good position right now.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

The last question, can you just give us a little more color on what the plan is for Korea in terms of new product launches there and what you need to do to get that market back to growth?

Caren Mason - STAAR Surgical Company - CEO, President and Director

We’re going to talk further about that in the next quarter. But we have definitely made some very nice progress in Korea in the last couple of months. We did sign I’ll tell you a strategic cooperation agreement in Korea and we’ll be most likely issuing a press release in the next couple of weeks around that. So we’re feeling better about Korea. We think the team has appropriately repositioned the product, they’re doing better co-marketing and better analysis of the market. And we’ve gotten back some of the business that we lost a while back when the company was on backorder. So I think we’re going to pick up and we see 2018 as being another strong year for Korea.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

And then the products that you sell there, will they be the same as the products you’re selling in other areas of the world or will they be similar to what you are in the United States, you’ll have a slightly different version in Korea than you have everywhere else?

Caren Mason - STAAR Surgical Company - CEO, President and Director

We already sell EVO in Korea, so they’re pretty much up to the rest of the world at this time.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

And you think that will continue?

Caren Mason - STAAR Surgical Company - CEO, President and Director

Hopefully.

Operator

And I’m showing no further questions. I would now like to turn the call back over to Caren Mason, President and CEO of STAAR Surgical, for any further remarks.

Caren Mason - STAAR Surgical Company - CEO, President and Director

Thank you for your participation on our call today. We appreciate your interest and investment. We look forward to speaking with many of you in the coming weeks and months. Next week we are in Boston with Benchmark on a non-deal roadshow and presenting at the Canaccord conference. Thank you again and all the best to all of you.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. You may all disconnect. Everyone have a good day.

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